As filed with the Securities and Exchange Commission on November 9, 2021

Registration Statement Nos. 333-238969
333-233766

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT NO. 333-238969

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT NO. 333-233766

KADMON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-3576929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

450 East 29th Street
New York, New York 10016
(833) 900-5366
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Gustavo Pesquin
 Chief Executive Officer
Kadmon Holdings, Inc.
450 East 29th Street
New York, NY 10016
(833) 900-5366
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements of Kadmon Holdings, Inc. (the “Company”) on Form S-3 (the “Registration Statements”), to de-register any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•
Registration Statement No. 333-238969, registering the offering, issuance and sale of up to $300,000,000 of the Company’s common stock, preferred stock, debt securities, warrants, purchase contracts and units, including the offering, issuance and sale of up to $50,000,000 of the Company’s common stock under the sales agreement dated August 4, 2017 between the Company and Cantor Fitzgerald & Co.

•
Registration Statement No. 333-233766, registering (i) the offering, issuance and sale of up to $200,000,000 of the Company’s common stock, preferred stock, debt securities, warrants, purchase contracts and units, including the offering, issuance and sale of up to $50,000,000 of the Company’s  common stock under the sales agreement dated August 4, 2017 between the Company and Cantor Fitzgerald & Co. and (ii) the sale of up to 7,339,019 shares of common stock which may be sold by certain selling stockholders.

On November 9, 2021 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2021, among the Company, Sanofi, a French societe anonyme (“Sanofi”) and Latour Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Sanofi (“Merger Subsidiary”). Pursuant to the Merger Agreement, Merger Subsidiary was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Sanofi.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on November 9, 2021.

KADMON HOLDINGS, INC.

By:	/s/ Gustavo Pesquin
Name:	Gustavo Pesquin
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.